VIA ELECTRONIC SUBMISSION
March 12, 2021
Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, DC  20549

Re: Premium Statement - Form 40-17G/A Zazove Convertible
    Securities Fund, Inc. (the "Fund")

Per the SEC's request, the undersigned hereby submits this statement that all premiums due under the standard investment company blanket bond issued by Federal Insurance Company, which is an affiliate of Chubb Group of Insurance Companies, have been paid in full.

Signed this 12th day of March 2021.

/s/ Steven M. Kleiman
Name:  Steven M. Kleiman
Title: Secretary and Treasurer